MEMORANDUM OF AGREEMENT

                                 BY AND BETWEEN

                       CENTURY CASINOS CALEDON (PTY) LTD.
                                    ("CCAL")
           (PREVIOUSLY KNOWN AS CALEDON CASINO BID COMPANY (PTY) LTD.)

                                       AND

                        CENTURY CASINOS AFRICA (PTY) LTD.
                                     ("CCA")

                                       AND

                       FORTES KING HOSPITALITY (PTY) LTD.

       (AND / OR ITS SUCCESSOR TO THE HOTEL MANAGEMENT AGREEMENT - "FKH")

                          (COLLECTIVELY, "THE PARTIES")




WHEREAS

The Parties have entered into various agreements with respect to the development and operation of The Caledon Casino, Hotel & Spa and wish to make amendment to and/or restate those agreements (as applicable) to give effect to the matters in principle as described herein.

NOW,  THEREFORE,  the  parties  hereto  (as  applicable)  agree  as  follows:

1.  CASINO  MANAGEMENT  AGREEMENT  (BY  AND  BETWEEN  CCAL  &  CCA)  &  HOTEL
    -------------------------------------------------------------------------
    MANAGEMENT  AGREEMENT  (BY AND BETWEEN CCAL & FKH)
    ---------------------------------------------------
    ("THE MANAGEMENT AGREEMENTS")
    -----------------------------
     a.  Amendment  shall be made to the management agreements such that any and all fees identified therein shall be deemed to have been not due or payable (and therefore shall be deemed to equal
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         'zero') from the inception date of those agreements and
         shall remain so until no earlier than Jan 1, 2002, whereafter each of CCA (in respect of the Casino Management Agreement) and FKH (in respect of the Hotel Management Agreement) shall, commencing with respect to the financial year beginning January
         1, 2002, have the right to declare the fees calculable and payable for their respective management agreements by written notification to the other parties to this agreement which notice shall,
            i. state from which date (the "declaration date") the
               respective fees shall become calculable and payable; and
           ii. not be given earlier than the first day of the financial year within which the declaration date falls; and
          iii. not be given later than 30 days after the end of the financial year within which the declaration date falls.

     b. There shall be created a reserve to which shall be applied amounts calculated upon the same basis as contained in the management agreements for the period commencing October 10, 2000 until the respective election date. The previously intended recipients of any fees under the management agreements may, in the event that the Board of Directors of CCAL determines that distribution in part or in whole of those reserves be allowed, elect that distributions from this reserve be made by way of allocation of amounts from the respective reserves which will then attach to newly created further classes of shares and which may be declared and paid as dividend to such extent as there remains within the respective reserve sufficient amount to meet in full any STC payable upon dividends so declared.

     c. Any amounts contained within these reserves shall rank as an obligation of the company ahead of any and all other classes of share.

     d. Payments of dividends relating to the newly created classes of share may only be made in equal proportion as measured as a percentage of the amounts contained in each respective reserve.


     e.  Distributions and / or dividends relating to the newly created classes of share may only be declared at such time or times when all current claims, if any, for fees due and payable under the management agreements and interest due and payable, if any, upon shareholders loans to CCAL have been satisfied in full.
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2.     SUMS  PAYABLE  TO  FKH  BY  CCAL
       --------------------------------

     a. It is agreed by the parties that CCAL shall, by no later than January 30, 2002, pay to FKH against invoice and in consideration for expenses incurred, the sum of forty thousand Rands (R40,000).

     b. Commencing January 1, 2002, and for such period of time that FKH choose not to make the election provided for under paragraph 1a and that Caledon Overberg Investments Limited have not elected to amend the interest payable upon their shareholder loans to a rate greater than 0% (zero per cent), CCAL shall pay to FKH against invoice the sum of six thousand Rands (R6,000) monthly in arrears plus not more than a further four thousand Rands (R4,000) in consideration for expenses incurred.

     c. The cumulative amounts paid by CCAL to FKH under this paragraph 4 may, at the election of CCAL, be deducted from any amounts that may accrue to the FKH reserve established in accordance with paragraph 1 above.

3.     GENERAL  PROVISIONS
       -------------------
     a. The parties agree to take any and all such actions as may be reasonably required to give effect to this Memorandum of Agreement and to enter into and execute any such further documentation that shall give full effect to the principle and commercial objectives contained herein.

     b. It is the intention of the parties, notwithstanding the date of execution of this Memorandum of Agreement, that all matters contained herein shall be interpreted as having been in full force and effect from the date of execution of those agreements to which reference is made herein.

THUS  DONE  AND  SIGNED  by CCAL at   Capetown   this   20th   day of  September
2001

/S/  JAMES  FORBES
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who  warrants  his  authority  to  sign  hereto

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THUS  DONE  AND  SIGNED  by  FKH at   Capetown   this   20th  day of   September
2001
/s/  Leon  Fortes
-----------------

who  warrants  his  authority  to  sign  hereto

THUS  DONE  AND SIGNED by CCA at    Capetown   this   20th   day of    September
2001
/s/  James  Forbes
------------------
who  warrants  his  authority  to  sign  hereto

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